EXHIBIT 99.1

Press Release dated July 19, 2007

99.1-1

NEWS RELEASE

Valerie C. Carlson
First Vice President, Corporate Communications
203.338.2351 Fax: 203.338.3461
valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

JULY 19, 2007

PEOPLE’S UNITED FINANCIAL, INC. TO INITIATE PROCESS FOR APPROVAL OF SHARE REPURCHASE PROGRAM

BRIDGEPORT, CONN. – People’s United Financial, Inc. (NASDAQ:PBCT) today announced that its Board of Directors authorized the Company to file a notice with the Office of Thrift Supervision (“OTS”) requesting permission to repurchase shares of its common stock during the first year following its second-step conversion, which was completed on April 16, 2007.

While OTS rules generally preclude repurchases of shares during the first year following a second-step conversion, the agency’s regulations do provide for requests for an exception to the rule. If the OTS grants the Company’s request, the Board intends to initiate a share repurchase program for up to 5% of the Company’s then outstanding common stock (which represents the limit imposed by the OTS for a period of one year following completion of a conversion). The stock repurchase program would begin upon completion of the Company’s recently announced agreement to acquire Chittenden Corporation (NYSE:CHZ).

“The Board and management feel that the proposed repurchase program demonstrates our continued commitment to enhance shareholder value,” said John Klein, Chairman and CEO. “As a result, if the OTS grants our request, we intend to start repurchasing our shares as soon as possible following completion of the Chittenden Corporation acquisition,” added Mr. Klein.

People’s United Financial is a diversified financial services company providing consumer and commercial banking services, in addition to insurance, trust and financial advisory services. Its principal subsidiary, People’s United Bank, is a leader in supermarket banking, with 75 of its 160 branches located in Super Stop & Shop stores. Through its subsidiaries, People’s United Financial provides brokerage and financial advisory services, asset management, equipment financing and insurance services.

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Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; and (9) competition and its effect on pricing, spending, third-party relationships and revenues. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Access Information About People’s United Financial on the World Wide Web at www.peoples.com.